                               SHAREHOLDERS AGREEMENT
                                BRASILSAT HARALD S/A
                               ROHN INDUSTRIES, INC.


                                       PREAMBLE

       By this private instrument, at one side,

       1. BRASILSAT HARALD S/A, with its head office and legal domicile at Curitiba, Parana, Brazil, at Rua AT 6, Industrial City of Curitiba, hereinafter referred to as "BrasilSat", in this act represented by Joao do Espirito Santo Abreu - President Director - and Joao Alexandre de Abreu - Vice President Director;

       and, at other side,

       2. ROHN Industries, Inc., with its head office at 6718 W. Plank Road, P.O. Box 2000, Peoria, Illinois, USA, in this act represented by Brian
B. Pemberton - President and Chief Executive Officer, and Richard L. Rohn - Vice-President;

       WHEREAS, BrasilSat is currently engaged, among other things, in the design, engineering, manufacture, marketing, sales, distribution and installation of angle and solid leg towers;

       WHEREAS, ROHN is currently engaged, among other things, in the design, engineering, manufacture, marketing, sales, distribution and installation of tubular leg towers, poles, steel accessories and equipment shelters;

       WHEREAS, BrasilSat is the lessor of the land and constructions presently being used by BrasilSat for its tower facilities and has agreed in principle and obtained authorization from the owner of the land to sublease to the Company hereinafter described a portion of the land and constructions for a manufacturing and storage and operations facility;

       WHEREAS, BrasilSat and ROHN have agreed in principle to incorporate a Company in Brazil (the "Company") for the purpose of the design, engineering, manufacture, marketing, sales, distribution and installation of the Products in the Territory as defined in Clause One definitions;

       WHEREAS, BrasilSat and ROHN concluded the necessary researches for the implementation of this association and have obtained the authorizations of its competent boards to incorporate a Company;

       WHEREAS, BrasilSat and ROHN ratify totally the terms of the Memorandum of Understandings executed by October 1, 1997, which contains the fundamental principles that regulate the association between them;

       DECIDE to execute this Shareholders Agreement (the "Agreement") to establish the principles and basic conditions of the operations of the Company, in accordance with article 118, of the Corporation Law, and in the following terms:

                             CLAUSE ONE - DEFINITIONS

       For the purposes of this Agreement, the following terms shall mean the defined hereby:

       (a)    "Agreement" means this Shareholders Agreement.

       (b)    "BrasilSat" means BrasilSat Harald S/A;

       (c)    "ROHN" means ROHN Industries, Inc.;

       (d) "Parties" means in the plural both BrasilSat and ROHN referred jointly and in the singular, only one of them;

       (e) "Company" means the close capital corporation to be incorporated by the Parties;

       (f) Towers - towers and other similar structures manufactured of steel members, designed to support antennas and other devises required to be raised above ground level;

       (g) "Poles" - tubular structures made of steel, concrete, fiber glass or other materials, designed to support antennas and other devices required to be raised above ground level, for use in the communications markets in the Territory and other as yet unknown applications;

       (h) "Equipment Shelters" - relocatable enclosures constructed of a variety of materials including concrete, steel, fiberglass and others, which are designed to house electronic equipment in connection with the tower and steel poles and other as yet unknown applications;

       (i) "Steel Accessories Components" - platforms, braces, dish mounts, antenna mounts, safety cables and devices, lighting hardware and grounding materials for the tower and poles;

       (j) "Products" - Poles, Equipment Shelters and Steel Accessories Components when referred collectively; Towers shall be considered as Products only under the conditions set forth in Clause 3.4;

       (k) "Installation Services" - all installations and site services related to the above Products;

       (l)    "Galvanizing" - the process of applying molten zinc to steel;

       (m) "Territory" means South America and such other territories as the parties may hereafter mutually agree;

       (n) "Corporation Law" means Law nDEG. 6.404/76 and all its latter alterations.

                               CLAUSE TWO OF THE
                          INCORPORATION OF THE COMPANY

       2.1 The parties shall incorporate a Company, called ROHN-BRASILSAT S/A, with main place of business and domicile in Curitiba, Capital of the State of Parana, in which BrasilSat shall detain 51% (fifty-one percent) of the voting capital and ROHN shall detain 49% (forty-nine percent) of the voting capital.

       2.2 In the act of incorporation of the Company, BrasilSat shall subscribe and pay for 51% (fifty-one percent) of the shares of stock of the Company; and ROHN shall subscribe and pay for 49% (forty-nine percent) of the share of stock of the Company. Any additional working capital that may be required for the operation of the Company will be obtained through additional capital contributions or through normal banking facilities as agreed by BrasilSat and ROHN.

       2.3 ROHN will, pursuant to a Technology License and Technical Assistance Agreement to be executed with the Company, provide the Company, at no cost, with technical information, design criteria and specifications, manufacturing methods, process and know-how of a highly technical nature for the design, engineering, manufacture, marketing, sale and installation of the Products, and, will license the Company, at no cost, to use ROHN's name and trademarks in connection with the sale of the Products. In the same manner BrasilSat will license the Company, at no cost, to use BrasilSat's name and trademarks in connection with the sale of the Products.

       2.4 BrasilSat and ROHN will, pursuant to a Supply Agreement to be executed with the Company, provide the Company with required parts and other capital and production items at manufacturing or acquisition costs plus 10% for handling, where economic or other advantage exists to the Company. All freight and other expenses will be the responsibility of the Company, when it may apply.

       2.5 BrasilSat will sublease to the Company for a maximum of a two-year term a portion of the land and construction that are presently being used by BrasilSat, according to Lease Agreement to be executed by the Parties. BrasilSat will vacate that portion of its facilities to be leased to the Company, as well as obtain all necessary authorization from the owner of the property. The Company will be responsible for the required leasehold improvements.

                             CLAUSE THREE OF THE
                           PURPOSES OF THE COMPANY

       3.1 The Company shall have as purpose the design, engineering, manufacture, marketing, sales, distribution and installation of the Products in the Territory.

       3.2 The Company has the exclusive right to sell all Products and those developed in the future to all markets within the Territory. This exclusivity is subject to existing ROHN distribution contracts and shall depend in the ability and willingness of the Company to provide economic and logistic advantages to the target market in the Territory.

       3.3 The Company will use "ROHN" and "BrasilSat" name and trademarks to maximize market acceptance of the Products.

       3.4 ROHN's tubular leg towers shall be included in the purposes of the Company after a 12 (twelve) to 18 (eighteen) month period, counted from October 2, 1997, at ROHN's option. During this period of 12 (twelve) to 18 (eighteen) months BrasilSat will be the exclusive distributor of ROHN's designed Towers in Brazil, observing the same conditions established in 3.2. During this period of 12 (twelve) to 18 (eighteen) months ROHN will be the exclusive distributor of BrasilSat's towers outside of Brazil. BrasilSat retains and shall have forever the right to manufacture and sell angle and solid leg towers. ROHN retains and shall have forever the right to manufacture and sell ROHN tubular leg towers if they are not included in the purposes of the Company after the 12 (twelve) to 18 (eighteen) months.

                              CLAUSE FOUR OF THE
                        ADMINISTRATION OF THE COMPANY

       4.1 The Parties compromise to vote at the General Assembly in a way that two of the members of the Directory shall be persons appointed by BrasilSat and the other shall be person appointed by ROHN.

       4.2 The parties compromise to appoint the offices of the Directory observing the following rules:

       (a) BrasilSat shall appoint the President Director and the Commercial Director;

       (b)    ROHN shall appoint the Chief Financial Officer;

       4.3 BrasilSat acknowledges that the Chief Financial Officer, as the only representative of ROHN in the Directory, must be involved in all relevant activities of the Company and participate in a direct and effective form in its administration, in all its aspects. With the purpose of guaranteeing such involvement and participation, BrasilSat will take all the measures necessary to make that its appointed Directors respect this condition and the powers that the Statute assignees to the Chief Financial Officer.

       Sole Paragraph - According to this, it shall be preferentially assigned to the Chief Financial Officer, observing the orientation of the General Assembly and jointly with other Director as established in Clause 24 of the Statutes of the Company:
       (a) co-sign all checks above R$ 25.000,00; (b) co-sign all compromises and contracts that involve debits of more than R$ 25.000,00.

       4.4 The Parties compromise to vote at the General Assembly in a way that the services of external auditors hired by the Company are executed by an audit company indicated by ROHN, selected among external audit companies of international reputation, such as, but not limited to, Price Waterhouse, Arthur Andersen, KPMG and Coopers & Lybrand, respecting the market value for this kind of professional service.

       4.5 The Parties compromise to vote at the General Assembly in a way that the legal advisors of the Company are fluent in English.

                                  CLAUSE FIVE
                   RESTRICTION ON THE TRANSFERENCE OF SHARES
                       AND OPTION TO BUY AND SELL SHARES

       5.1 Except to wholly owned subsidiaries or in the hypothesis of Clauses Six of this Agreement, neither BrasilSat or ROHN will for any reason sell, assign, transfer or otherwise dispose of its shares of the Company either acquired or subscribed to as of the incorporation of Company, or at any future time, during a period of three (3) years following the incorporation date of the Company.

       5.2 After the period mentioned in 5.1 above, any sale, assignment, transfer or other disposition of shares of the Company, including those effected by legal requirements, and those that may result from a pledge or other encumbrance of, or lien imposed on the shares, will require the prior offer of these shares to the other Party in this Agreement, through written notification, which may exercise its right of preference in the acquisition of these shares in a period of 60 (sixty) days, acquisition which must refer to the totality of the offered shares.

       5.3 The offer referred to in 5.2 shall be accompanied by the price of the shares, which shall attend their fair market value, according to evaluation done by a company among one of those acknowledged capability in this activity, such as, but not limited to, Banco Pactual, Banco Garantia, J.P. Morgan, Morgan Stanley, etc., evaluation which shall accompany the offer. The Party offering its shares shall assume all the costs related to the evaluation and the payment of the fees to this company. The offer shall also mention the time and form of payment.

       5.4 If the Party that receives the offer does not exercise its right of preference in the acquisition of all the shares offered for sale in a period of 60 (sixty) days, then the other Party shall be free to sell the totality of the offered shares to a third party as long as it does for the same price and conditions established in the offer.

       Paragraph First. The third party can not be a direct or indirect competitor of the Party that remains as partner in the Company, in any of its areas or sections of doing business, unless the Party agrees, in express and written terms, to have this competitor as partner in the Company.

       Paragraph Second. In any situation the shares can only be sold to a third party if it agrees to sign and assume all the conditions and obligations established in this Agreement.

       5.5 Neither Parties - BrasilSat or ROHN - or any of their controlled or affiliated companies, for a period of 2 (two) years after the transference of the shares, shall act in an ostensible way towards making employees to leave the Company.

                                  CLAUSE SIX
               OPTION TO BUY AND SELL SHARES IN CASE OF DEADLOCK

       6.1 In case of a deadlock between the Parties to deliberate about any matter, without the possibility of them, by their selves, reaching a satisfactory solution, shall be observed the following procedure:

       (i) for a period of 30 (thirty) days after the deadlock any Party has the right to change its positions and eliminate the deadlock through the calling of an Extraordinary General Assembly that shall deliberate again about the matter and in which the calling Party shall cast its vote in a form that shall eliminate the deadlock;

       (ii) if no resolution sufficient to solve the deadlock is forwarded in the 30 (thirty) day period mentioned in (i), any Party may address to the other an accurate and determined proposal for the buy or sell of the totality of its shares, establishing at the same time the proposed price, in accordance with the evaluation procedure established Clause 5.3;

       (iii) the Party to which is destined the offer shall have the option to purchase the participation in the social capital of the proposing shareholder, for the price and conditions proposed, or sell its corresponding participation, for the same price and conditions, in 180 (one hundred and eighty) days from the receipt of the offer, not being allowed any other alternative;

       (iv) the acceptance of the proposal to buy or sell the participation in the social capital shall be communicated to the proposing Party within 180 (one hundred and eighty) days. In the absence of any manifestation regarding the acceptance of the offer by the Party to which the offer was destined, its silence shall be interpreted as an effective acceptance of the proposal by the Party to which the offer was destined, being it obliged to buy or sell the shares in the terms of the received offer;

       (v) the price of the shares to be transferred will be payable in cash against the registration in the respective Book of Shares or otherwise as may be sufficient to transfer ownership, observing all formalities required by the applicable legislation; the payment of the price and transference of the shares shall occur within the 180 (one hundred and eighty) days mentioned in (iii) above.

       6.2 A deadlock is deemed existent whenever the General Assembly is not able to deliberate on certain matters because of a tide voting or because it was not reached the qualified majority required by law or by the Statutes.
 The deadlock shall be proved by the written minutes of the General Assembly or by a written notification from one Party to the other, mentioning the existence of the deadlock.

       6.3 In the hypothesis of ROHN or BrasilSat's leave of the Company, whatever may be the cause, either voluntarily in the hypothesis of Clause Five, or motivated by a deadlock as established in this Clause Six, the company appointed to evaluate the price of sale of the shares, shall aggregate to it the value referent to the technology so far assimilated by the Company. In the same way, BrasilSat or ROHN, respectively, shall, if it is the case, do what is necessary to alter the social denomination of the Company, in order that is taken out from it any use or reference to the term ROHN or BrasilSat, as well as cease immediately any use of the trademark ROHN or BrasilSat, or any other trademark, logotype, or other distinctive sign that is property of ROHN or of BrasilSat, registered or not, in the marketing of the Products of the Company.

                                  CLAUSE SEVEN
                     EXERCISE OF THE RIGHT OF VOTE FOR THE
                       INSTALLATION OF THE FISCAL COUNCIL

       The Parties compromise to deliberate for the installation of the Fiscal Council in the General Assembly, besides the cases expressly established in the law, only when exist mutual consent regarding its installation.

                                  CLAUSE EIGHT
                   DECLARATIONS AND GUARANTEES BY THE PARTIES

       8.1    BrasilSat declares and guarantees to ROHN the following:

       (a) it is a company duly incorporated and validly existing under the laws of Brazil and has the requirements to execute this Agreement, as well as to execute the operations herein established, and accomplish the obligations following therefrom;

       (b) the execution of this Agreement and the accomplishment of the operations herein established have been duly and validly authorized by all necessary corporate boards, not being required any other corporate authorization from BrasilSat for the execution of the obligations here established;

       (c) the execution of this Agreement, the execution of the operations herein established and the accomplishment of the obligations by BrasilSat does not conflict or result in violation of any disposition of:

              (c.1)  its bylaws;

              (c.2)  any contract under which BrasilSat is liable;

              (c.3) any legal regulation to which BrasilSat and/or its assets is submitted.

       (d) does not exist against BrasilSat any suit or procedure, administrative or judicial, raising from obligations or duty legally constituted before the enforcement of this Agreement and that, for any reason, may affect with burdens the patrimony of the Company or of ROHN, being considered as this, but not limited to, tax, labor, security or environmental related obligations or, furthermore, that may affect or prevent, in a substantial way, the accomplishment of the obligations assumed by BrasilSat under this Agreement;

       (e) BrasilSat has financial capacity to comply with the monetary related obligations assumed under this Agreement and Related Agreements.

       8.2    ROHN declares and guarantees to BrasilSat the following:

       (a) it is a company duly incorporated and validly existing under the laws of the State of Delaware, United States of America, and has the requirements to execute this Agreement, as well as to execute the operations herein established, and accomplish the obligations following therefrom;

       (b) the execution of this Agreement and the accomplishment of the operations herein established have been duly and validly authorized by all necessary corporate boards, not being required any other corporate authorization from ROHN for the execution of the obligations herein established;

       (c) the execution of this Agreement, the execution of the operations herein established and the accomplishment of the obligations by ROHN does not conflict or result in violation of any disposition of:

              (c.1)  its bylaws;

              (c.2)  any contract under which ROHN is liable;

              (c.3) any legal regulation to which ROHN and/or its assets is submitted.

       (d) does not exist against ROHN any suit or procedure, administrative or judicial, raising from obligations or duty legally constituted before the enforcement of this Agreement and that, for any reason, may affect with burdens the patrimony of the Company or of BrasilSat, being considered as this, but not limited to tax, labor, security or environmental related obligations or, furthermore, that may affect or prevent, in a substantial way, the accomplishment of the obligations assumed by ROHN under this Agreement;

       (e) ROHN has financial capacity to comply with the monetary related obligations assumed under this Agreement and Related Agreements.

                                  CLAUSE NINE
                     RESPONSIBILITIES AND INDEMNIFICATIONS

       9.1 BrasilSat assumes the obligation to indemnify the Company and ROHN by the total amount of its losses of any nature, including costs and reasonable expenses with lawyers, that have been suffered by the Company or ROHN as consequence of (i) inexactitude or falsity of any declaration given in this Agreement; (ii) non accomplishment of any guarantee given in favor of the Company and/or ROHN; (iii) non accomplishment of any obligation assumed under this Agreement.

       9.2 ROHN assumes the obligation to indemnify the Company and BrasilSat by the total amount of its losses of any nature, including costs and reasonable expenses with lawyers, that have been suffered by the Company or BrasilSat as consequence of (i) inexactitude or falsity of any declaration given in this Agreement; (ii) non accomplishment of any guarantee given in favor of the Company and/or BrasilSat; (iii) non accomplishment of any obligation assumed under this Agreement.

                                   CLAUSE TEN
                                 GOVERNING LAW

       This Agreement shall be governed by the applicable Brazilian laws.

                                 CLAUSE ELEVEN
                                   NO WAIVER

       The failure by any of the Parties to object, at any time, to a Party's non-compliance, in whole or in part, with any of the obligations of the Agreement, shall not imply in renunciation or waiver of such obligations, nor shall signify novation, which can not be presumed, being the mentioned obligations valid and enforceable at any time, until occurs the complete fulfillment of all the obligations established in this Agreement.

                                 CLAUSE TWELVE
                                  SEVERABILITY

       The non validity or non effectiveness of one of the dispositions of this Agreement shall not have effect on the validity or effectiveness or the other dispositions.

                                CLAUSE THIRTEEN
                                   ASSIGNMENT

       This Agreement can not be transferred or assigned by any of the Parties, partially or in its totality, without the previous authorization of the other Party.

                                CLAUSE FOURTEEN
                                   SUCCESSION

       This Agreement is binding between the Parties and its successors or assignees under any title, which have to accomplish the totality of its corresponding obligations under this Agreement.

                                 CLAUSE FIFTEEN
                                  ALTERATIONS

       Any alterations in this Agreement shall be valid when done in writing and executed by both Parties.

                                 CLAUSE SIXTEEN
                                     TITLES

       The titles of the clauses of this Agreement are used only as reference, not defining, limiting or restraining any of its terms and conditions.

                                CLAUSE SEVENTEEN
                                 COMMUNICATIONS

       17.1 All communications, notices or demands related to the execution of this Agreement shall be done in writing, delivered with protocol, sent by mail with returned receipt and sent by fax to the following addresses:

              When to BrasilSat:

              BrasilSat Harald S/A
              At. Joao do Espirito Santo Abreu
              Rua Guilherme Weigert, 220, Curitiba, PR, Brasil
              (CEP 82720-000)
              Fax:  nDEG. (041) 256-6122)

              c/c Joao Alexandre de Abreu


              When to ROHN:

              ROHN Industries, Inc.
              At. Brian B. Pemberton
              6718 W. Plank Road
              P.O. Box 2000
              Peoria, Illinois  USA  61656
              Fax: nDEG. (309) 633-2693

              c/c Richard L. Rohn
              1100 Industrial Blvd.
              P.O. Box 1470
              Bessemer, Alabama  USA  35021
              Fax: nDEG. (205) 428-9362

              and

              ROHN's attorneys in fact in Brazil.

       17.2 In case of change of address, the Parties shall communicate this fact to the other, and, if they do not, it shall be deemed as good and valid the communications, notices and notifications done to the address and fax numbers referred to in this Clause.

                                CLAUSE EIGHTEEN
                                    LANGUAGE

       This Agreement shall be signed also in Portuguese. However, in the event of difference between the versions in different languages, the Portuguese version shall prevail.

                                CLAUSE NINETEEN
                                     COURT

       To decide any conflict from the application or interpretation of this Agreement the Courts of Curitiba, Capital of the State of Parana, shall be the competent venue, with the exclusion of any other, no matter how privileged it may be.

       And being this the intention of the parties, they sign this instrument in 4 (four) copies with same content and for its legal effects, in the presence of two witnesses also nominated and signed.

Curitiba, december 29, 1997


  /s/ Joao Espirito Santo Abreu                /s/ Brian P. Pemberton
------------------------------------      ------------------------------------
BrasilSat Harald S/A                      ROHN Industries, Inc.



Witness:


1.  /s/ Joao Alexandre de Abreu           2.    /s/ Richard L. Rohn
------------------------------------      ------------------------------------
RG  32 40776-8                            RG  29456-863-3